GREENLIGHT CAPITAL RE, LTD. OPENS IRELAND SUBSIDIARY

Dublin-based company to expand Greenlight Re’s international reach and capitalize on European market opportunities; David Maguire named General Manager

GRAND CAYMAN, Cayman Islands (September 9, 2010)  -- Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced the formation of a new subsidiary, Greenlight Reinsurance Ireland, Ltd., to expand the company’s international presence and provide a platform to serve clients in the European market.

David Maguire, an experienced reinsurance and insurance executive with 19 years in positions of increasing executive responsibility in underwriting, rating and risk management, was named General Manager of Greenlight Re Ireland.  Mr. Maguire has previously held management and underwriting positions at Travelers, Hannover Re, QBE and Lloyd’s of London. The company will be headquartered in the International Financial Services Centre in Dublin.

“We are excited to expand our presence and to leverage our expertise with our clients and partners in the European Union,” said Len Goldberg, CEO of Greenlight Re.  “We particularly look forward to partnering with our clients and their brokers to help them fully appreciate the impact of Solvency II on their businesses, and to explore unique opportunities to enhance their capital position through the utilization of reinsurance.”

Greenlight Re Ireland plans to provide multi line reinsurance capacity predominantly to the European broker market.  The company will concentrate on forming long-term partnerships with clients that are niche specialists and experts in their field.

“Ireland presents an excellent platform for Greenlight Re to bring our partnership-oriented underwriting approach to Europe,” stated Bart Hedges, President and CUO of Greenlight Re. “We are delighted to welcome David Maguire to our team. David and his colleagues will be working through brokers to identify clients that value having a flexible reinsurance capital partner to help them manage their risk and compete better in the market place.”

Greenlight Capital Re, Ltd. was launched in 2004.  As of June 30, 2010 the company had shareholders' equity of $735 million.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands. The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces. Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited. With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

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Contacts:

David Maguire
General Manager
Greenlight Reinsurance Ireland, Ltd.
david@greenlightre.ie

Bart Hedges
President and CUO
Greenlight Reinsurance, Ltd.
bart@greenlightre.ky

Andie Welsch
Business Development
Greenlight Reinsurance, Ltd.
(345) 749 0216
andie@greenlightre.ky

For Media and Investors:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com